                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                       Simon Property Group, Inc. ("SPG")
                      SPG Realty Consultants, Inc. ("SRC")
-------------------------------------------------------------------------------
                                (Name of Issuer)

       Common Stock, par value $.0001 per share, of SPG ("Common Stock")
               paired with a beneficial interest in Common Stock,
            par value $.0001 per share, of SRC ("SRC Common Stock")
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   828806 10 9
                          -----------------------------
                                 (CUSIP Number)

                               September 24, 1998
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

  Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 Pages

----------------------------                         ---------------------------
CUSIP No. 828806 10 9             13G                Page  2    of   12  Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Melvin Simon & Associates, Inc.

--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) /X/

                                                                 (b) / /
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Indiana

--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,451,581 (see Item 4)
     OWNED BY
                     -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                3,200,000 (see Item 4)
       WITH

                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            11,451,581 (see Item 4)

--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,651,581 (see Item 4)

--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*   / /

--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.22%  (see Item 4)

--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                         ---------------------------
CUSIP No. 828806 10 9             13G                Page  3    of   12  Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Voting Trust formed pursuant to a Voting Trust Agreement entered into as of December 1, 1993 between Melvin Simon & Associates, Inc. and Melvin Simon, Herbert Simon and David Simon.

--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) /X/

                                                                 (b) / /

--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland

--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             3,200,000 (see Item 4)
     OWNED BY
                     -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH

                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            3,200,000 (see Item 4)

--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,200,000 (see Item 4)

--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*   / /

--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.92%  (see Item 4)

--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                         ---------------------------
CUSIP No. 828806 10 9             13G                Page  4    of   12  Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Melvin Simon
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) /X/
                                                              (b) / /
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             7,173,795 (see Item 4)
     OWNED BY
                     -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                7,173,795 (see Item 4)
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,173,795 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*   / /

--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.11%  (see Item 4)

--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                         ---------------------------
CUSIP No. 828806 10 9             13G                Page  5    of   12  Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Herbert Simon
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) /X/
                                                            (b) / /

--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             5,623,401  (see Item 4)
     OWNED BY
                     -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                5,623,401  (see Item 4)
       WITH
                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-

--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,623,401 (see Item 4)

--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*   / /

--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.25%  (see Item 5)

--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                         ---------------------------
CUSIP No. 828806 10 9             13G                Page  6    of   12  Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David Simon
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) /X/
                                                             (b) / /
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     -----------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,281,340 (see Item 4)
     OWNED BY
                     -----------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH

                     -----------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,281,340 (see Item 4)

--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,281,340 (see Item 4)
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*   / /

--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.33%  (see Item 4)
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a).                         NAME OF ISSUERS:

                                   Simon Property Group, Inc.
                                   SPG Realty Group, Inc.

ITEM 1(b).                         ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE
                                   OFFICES:

                                   National City Center
                                   115 West Washington Street, Suite 15 East
                                   Indianapolis, Indiana 46204

ITEMS 2(a),                        NAME OF PERSONS FILING; ADDRESS OF PRINCIPAL
2(b) AND 2(c).                     BUSINESS OFFICE; CITIZENSHIP:

                                   The names, addresses and citizenship of the persons filing this Schedule are as follows:

         Name:                     Melvin Simon & Associates, Inc. ("MSA")
         Address:                  115 West Washington Street
                                   Indianapolis, Indiana 46204
         Citizenship:              Indiana

         Name:                     A voting trust organized pursuant to
                                   Section 2-510 of the Corporations and
                                   Associations Article of the Annotated
                                   Code of Maryland (the "Trust") and
                                   created pursuant to a Voting Trust
                                   Agreement (the "Trust Agreement")
                                   entered into as of December 1, 1993,
                                   between MSA, on the one hand, and Melvin
                                   Simon, Herbert Simon and David Simon
                                   (collectively, the "Simons"), on the
                                   other hand.

          Address:                 115 West Washington Street
                                   Indianapolis, Indiana 46204
         Citizenship:              Maryland

         Name:                     Melvin Simon
         Address:                  115 West Washington Street
                                   Indianapolis, Indiana 46204
         Citizenship:              United States

         Name:                     Herbert Simon
         Address:                  115 West Washington Street
                                   Indianapolis, Indiana 46204
         Citizenship:              United States

         Name:                     David Simon
         Address:                  115 West Washington Street
                                   Indianapolis, Indiana 46204
         Citizenship:              United States

ITEM 2(d).                         TITLE OF OF SECURITIES:

                                   Common Stock paired with a beneficial
                                   interest in SRC Common Stock.

ITEM 2(e).                         CUSIP NUMBER:

                                   828806 10 9

ITEM 3.                            Not Applicable

ITEM 4.                            OWNERSHIP:

                 MSA

                 (a)      Amount beneficially owned
                                                                                        14,651,581(1)
                 (b)      Percent of class*
                                                                                              8.22%
                 (c)      Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote                         --
                                                                                        ----------
                         (ii)  Shared power to vote or to direct the vote               11,451,581

* At November 11, 1998 163,574,091 shares of Common Stock, 3,200,000 shares of Class B Common Stock, par value $.0001 per share, of SPG paired with a beneficial interest in SRC Common Stock ("Class B Common Stock") and 4,000 shares of Class C Common Stock, par value $.0001 per share, of SPG paired with a beneficial interest in SRC Common Stock ("Class C Common Stock") of the Company, were outstanding and were paired with 1,667,780.91 SRC Shares outstanding on that same date. The percentages in this column assume that all options exercisable within 60 days and all units of partnership interest in Simon Property Group, L.P. ("Units") held by such person are exercised or exchanged for shares of Common Stock, but do not give effect to the exercise of options or exchange of Units by other persons.

(1) Includes 3,200,000 shares of Common Stock issuable upon conversion of Class B Common Stock. As described in Item 2 and 4 above, by virtue of the Trust Agreement, such shares of Class B Common Stock are held until December 20, 2003, by a voting trust obligated to elect Melvin Simon, Herbert Simon, and David Simon as directors of the Company. MSA is entitled to receive all proceeds from the sale of and all dividends from the Class B Common Stock, except all dividends paid in Class B Common Stock shall be subject to the provisions of the Trust. Upon the occurrence of such events, such shares of Class B Common Stock will convert automatically into shares of Common Stock.

                                Page 8 of 12 Pages

                         (iii) Sole power to dispose or to direct
                               the disposition                                           3,200,000
                                                                                        ----------
                         (iv) Shared power to dispose of or to direct the
                                disposition                                             11,451,581
                                                                                        ----------

                 TRUST

                 (a)      Amount beneficially owned                                      3,200,000
                                                                                        ----------
                 (b)      Percent of class*                                                   1.92%

                 (c)      Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote                         --
                                                                                        ----------
                         (ii)  Shared power to vote or to direct the vote                3,200,000

                         (iii) Sole power to dispose or to direct the
                               disposition                                                      --
                                                                                        ----------
                         (iv) Shared power to dispose of or to direct the
                              disposition                                                3,200,000
                                                                                        ----------

                 MELVIN SIMON

                 (a)      Amount beneficially owned                                      7,173,795(2)

                 (b)      Percent of class*                                                   4.11%

                 (c)      Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote                         --
                                                                                        ----------
                         (ii)  Shared power to vote or to direct the vote                7,173,795
                                                                                        ----------
                         (iii) Sole power to dispose or to direct the
                               disposition                                               7,173,795
                                                                                        ----------
                         (iv)  Shared power to dispose of or to direct the
                               disposition                                                      --
                                                                                        ----------

                 HERBERT SIMON

                 (a)      Amount beneficially owned                                      5,623,401(3)

------------------------
(2) Includes 7,116,385 Units. Does not include shares of Class B Common Stock and Units owned by MSA (which is 69% owned by Melvin Simon). The Units may be exchangeable, in certain circumstances, for an equal number of shares of Common Stock.


(3) Includes 5,554,250 Units. Does not include shares of Class B Common Stock and Units owned by MSA (which is 31% owned by Herbert Simon). The Units may be exchangeable, in certain

                 (b)      Percent of class*                                                   3.25%

                 (c)      Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote                         --
                                                                                        ----------
                         (ii)  Shared power to vote or to direct the vote                5,623,401
                                                                                        ----------
                         (iii) Sole power to dispose or to direct the
                               disposition                                               5,623,401
                                                                                        ----------
                         (iv)  Shared power to dispose of or to direct the
                               disposition
                                                                                        ----------

                 DAVID SIMON

                 (a)      Amount beneficially owned                                      2,281,340(4)

                 (b)      Percent of class*                                                   1.33%

                 (c)      Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote                         --
                                                                                        ----------
                         (ii)  Shared power to vote or to direct the vote                2,281,340

                         (iii) Sole power to dispose or to direct the
                               disposition                                               2,281,340
                                                                                        ----------
                         (iv)  Shared power to dispose of or to direct the
                               disposition
                                                                                        ----------

ITEM 5.                            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                   Not Applicable

ITEM 6.                            OWNERSHIP OF MORE THAN FIVE PERCENT ON
                                   BEHALF OF ANOTHER PERSON:

                                   Not Applicable

--------------------------------------------------------------------------------

          circumstances, for an equal number of shares of Common Stock.

(4) Includes 2,013,010 Units. Does not include shares of Class B Common Stock and Units owned by MSA (which is 31% owned by Herbert Simon). The Units may be exchangeable, in certain circumstances, for an equal number of shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                   Not Applicable

ITEM 8.                            IDENTIFICATION AND CLASSIFICATION OF
                                   MEMBERS OF THE GROUP:

                                   Not Applicable

ITEM 9.                            NOTICE OF DISSOLUTION OF GROUP:

                                   Not Applicable

ITEM 10.                           CERTIFICATION:

                                   Not Applicable



                                Page 11 of 12 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of each of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  February 16, 1999

                                       Melvin Simon & Associates, Inc.


                                        /s/ Melvin Simon
                                       ---------------------------------------
                                          Melvin Simon


                                        /s/ Herbert Simon
                                       ---------------------------------------
                                          Herbert Simon


                                        /s/ David Simon
                                       ---------------------------------------
                                          David Simon




                             Page 12 of 12 Pages